Exhibit 18

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED
 PUBLIC ACCOUNTING FIRM

May 9, 2008

Smart Balance, Inc.
115 West Century Road - Suite 260
Paramus, New Jersey

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2008, of the facts relating to Smart Balance, Inc.’s change in accounting for certain trade incentives and marketing costs.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate management of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Smart Balance, Inc. and Subsidiary as of any date or for any period subsequent to December 31, 2007.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by management of the Company, or on the financial position, results of operations, or cash flows of Smart Balance, Inc. and Subsidiary as of any date or for any period subsequent to December 31, 2007.

Yours truly,

Ehrhardt Keefe Steiner & Hottman, PC
May 9, 2008